EXHIBIT 10.5

HealthStream, Inc. (the Company)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. For fiscal year 2023, each director received an annual retainer of $10,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, who received an additional annual retainer of $7,500, and the Compensation Committee Chair, who received an additional annual retainer of $2,000. Non-employee directors also received a $20,000 flat-fee, except for members of the Audit Committee who received $22,500, for board and committee meeting attendance and participation in lieu of per meeting fees.

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of restricted share units. The restricted share units are granted annually and vest ratably over a three-year period.

Director compensation for 2024 has not yet been determined by the Compensation Committee.

II. Executive Officer Compensation. The following table sets forth the current base salaries and fiscal 2023 performance bonuses to be provided to our executive officers upon review and approval by the Compensation Committee, including the individuals who the Company expects to be its Named Executive Officers for 2024.

Executive Officer	Current Base Salary	Fiscal 2023 Bonus Amount
Robert A. Frist, Jr.	$380,000	$190,000
Michael Sousa	$375,000	$187,500
Scott A. Roberts	$320,000	$144,000
Jeffrey D. Cunningham	$325,000	$146,250
Michael M. Collier	$350,000	$175,000
Trisha L. Coady	$335,000	$150,750
M. Scott McQuigg	$320,000	$144,000
Kevin O’Hara	$330,000	$148,500
Scott Fenstermacher	$225,000	$-0-

Base salaries for 2024, bonus targets for 2024 cash bonuses, and 2024 equity grants for executive officers have not yet been determined by the Compensation Committee.

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2024 Proxy Statement.